Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Education Management Corporation and Subsidiaries Omnibus Long-Term Incentive Plan, of our reports dated September 12, 2012, with respect to the consolidated financial statements and schedule of Education Management Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of Education Management Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

September 12, 2012